Exhibit 99.1

Interval Leisure Group Reports Second Quarter 2009 Results

MIAMI, August 10, 2009 — Interval Leisure Group (Nasdaq:IILG) (“ILG”) today announced results for the three months ended June 30, 2009.

SECOND QUARTER 2009 HIGHLIGHTS

•              ILG generated diluted earnings per share of $0.15.

•              Consolidated adjusted EBITDA, in constant currency, increased 4.5% and excludes stand-alone and public company costs.

•              The Interval segment delivered revenue of $86.9 million, or $89.3 million in constant currency. Total transaction revenue, in constant currency, increased 3.2%.

•              Average revenue per member increased 4.4%, or 7.5% in constant currency.

•              Interval affiliated 19 resorts in 11 countries during the second quarter.

•              Free cash flow was $41.1 million for the first six months of 2009.

“ILG delivered adjusted EBITDA growth in the second quarter, driven primarily by the stability of the Interval segment and cost savings initiatives across our businesses,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “Interval member retention rates and transaction volumes for these three months are consistent with the second quarter of 2008.  However, we continue to be concerned about the lack of credit available to resort developers which has led to a reduction in vacation ownership sales.”

“Even in this climate, developers and members value Interval’s services.  In the second quarter, we affiliated 19 resorts in 11 countries.  Additionally, in May we launched our ShortStay Exchange product as an enhancement to our Gold Membership and we are pleased with the initial results,” continued Nash. “So while the current environment remains extremely challenging, we are successfully managing our business at a lower cost base while continuing to invest for future growth.”

Financial Summary & Operating Metrics (in millions, except per share amounts and percentages)

Metrics	Three Months Ended 6/30/09	Three Months Ended 6/30/08	Year Over Year Change
Revenue	$98.8	$103.2	(4.2)%
Interval revenue	86.9	88.6	(2.0)%
Aston revenue	11.9	14.5	(18.1)%
Gross profit	68.3	69.4	(1.7)%
Adjusted net income **	9.9	19.5	(49.4)%
Net income attributable to common stockholders	8.6	19.5	(55.9)%
Adjusted diluted EPS **	0.17	0.35	(51.4)%
Diluted earnings per share	0.15	0.35	(57.1)%
Adjusted EBITDA**	38.2	36.9	3.4%
EBITDA**	36.7	36.9	(0.7)%

Balance sheet data	As of 6/30/09	As of 12/31/2008	Change
Cash and cash equivalents	$149.9	$120.3	24.7%
Debt	410.7	427.2	(3.9)%

** “Adjusted net income,” “Adjusted diluted EPS,”  “Adjusted EBITDA” and “EBITDA” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Glossary of Terms,” “Reconciliations of Non-GAAP Measures” and “Presentation of Financial Information” below for an explanation of non-GAAP measures used throughout this release.

Discussion of Results

Second Quarter 2009 Consolidated Operating Results

Consolidated revenue for the second quarter ended June 30, 2009 was $98.8 million, a decrease of 4.2% from $103.2 million for the second quarter of 2008. The decline in revenue reflects the impact of overall macroeconomic conditions that negatively affected the leisure travel industry, specifically the Aston business segment, and the unfavorable impact of foreign currency translations due to the strengthening of the U.S. dollar.  In constant currency, consolidated revenue would have been $101.2 million.  Consolidated revenue was comprised of 88% and 12% from Interval and Aston, respectively.

Net income for the three months ended June 30, 2009 was $8.6 million, a decrease of 55.9% from net income of $19.5 million for the same period of 2008.  Net income for the period was impacted by $11.4 million of pre-tax incremental expenses resulting from the spin-off from IAC/InterActiveCorp on August 20, 2008.  For the second quarter of 2009, these expenses included $2.0 million of non-cash compensation expense and stand-alone and public company costs and $9.4 million of interest expense.  Diluted earnings per share were $0.15 compared to diluted earnings per share of $0.35 for the same period of 2008.

Adjusted net income for the three months ended June 30, 2009 was $9.9 million or $0.17 of adjusted diluted EPS.  Adjusted net income and adjusted diluted EPS for the second quarter 2009 exclude $1.3 million of after-tax incremental non-cash compensation expense and stand-alone and public company costs.

Adjusted EBITDA was $38.2 million for the quarter ended June 30, 2009, compared to EBITDA of $36.9 million for the same period of 2008, representing an increase of 3.4%.  Adjusted EBITDA excludes $1.5 million in incremental stand-alone and public company costs for the quarter.  Excluding the unfavorable net effect of foreign currency translations of $0.4 million, adjusted EBITDA increased by $1.6 million, or 4.5% from the same period of 2008.

Business Segment Results

Interval

Interval’s revenue for the three months ended June 30, 2009, was $86.9 million declining 2.0% over the comparable period in 2008.  Excluding the effect of unfavorable foreign currency translations of $2.4 million, Interval segment revenue would have been $89.3 million, an increase of 0.8% in the three months ended June 30, 2009 compared to 2008.

For the second quarter of 2009, membership fee revenue was $33.1 million, a decrease of 2.8% from the same period of 2008.  Transaction revenue for the second quarter of 2009 was $47.7 million, relatively flat when compared to the same period of 2008. The effects of unfavorable foreign currency translations on membership fee revenue and transaction revenue were $1.0 million and $1.4 million, respectively. For the quarter, excluding these effects, membership fee revenue would have been $34.1 million, relatively flat year-over-year, and transaction revenue would have been $49.1 million, an increase of 3.2% in the three months ended June 30, 2009 compared to 2008.

Total active members at June 30, 2009 were approximately 1.9 million, a decrease of 5.7% over total active members of approximately 2.0 million at June 30, 2008.  The year-over-year decrease was primarily due to the non-renewal of the Disney affiliation.

Average revenue per member for the second quarter of 2009 increased to $43.95, an increase of 4.4% from the second quarter of 2008. The increase in average revenue per member was largely due to an increase in transaction revenue per member. In constant currency, average revenue per member would have been $45.22 in the second quarter.

Interval’s adjusted EBITDA was $37.2 million in the second quarter representing an increase of 3.8% over the segment’s EBITDA of $35.8 million in the second quarter 2008. In constant currency, adjusted EBITDA would have been $37.6 million, an increase of 4.9% compared to the 2008 period.

Aston

Aston’s revenue for the three months ended June 30, 2009 was $11.9 million, a decrease of 18.1% from the comparable period of 2008.  Aston revenue for the second quarter included $7.1 million of pass-through revenue (defined below).

The decrease in Aston revenue was primarily driven by a reduction in revenue per available room (“RevPAR”). RevPAR for the quarter ended June 30, 2009 was $83.85 compared to $109.95 for the same period in 2008, a decline of 23.7%.  Lower occupancy, and to a lesser extent, lower average daily rate led to the reduction in RevPAR.  Aston has been generally tracking the results of comparable properties in the Hawaiian market.

Aston reported adjusted EBITDA of $1.0 million in the second quarter of 2009, a decrease of 9.7% from EBITDA of $1.1 million in the prior year period.

Capital Resources and Liquidity

As of June 30, 2009, ILG’s cash and cash equivalents totaled $149.9 million, compared to $120.3 million as of December 31, 2008.  The Company’s total debt outstanding, which was incurred in connection with the spin-off from IAC, was $410.7 million, net of unamortized bond discount, as of June 30, 2009.  During the second quarter, the Company made a $10.0 million voluntary prepayment on its term loan.  There was no debt outstanding as of June 30, 2008.

For the first six months of 2009, ILG’s capital expenditures totaled $7.3 million, or 3.5% of revenue, net cash provided by operating activities was $48.4 million and free cash flow (defined below) was $41.1 million. Total interest paid during the six-month period was $18.1 million.

Presentation of Financial Information

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies, however our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

Conference Call

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the second quarter 2009, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 322-1501 (toll-free domestic) or (706) 679-2585 (international); conference ID: 21158420 or password: Interval.  Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at www.iilg.com. The replay can be accessed at (800) 642-1687 (toll-free domestic) or (706) 645-9291 (international); conference ID: 21158420. The webcast will be archived on ILG’s Web site for 90 days after the call.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Its principal business segment, Interval, has been serving the vacation ownership market for more than 33 years. Interval International is a membership-based organization that offers a comprehensive package of year-round benefits, including the opportunity to exchange the use of shared ownership vacation time for alternate accommodations. Today, Interval has a network of approximately 2,500 resorts in more than 75 countries, and offers its resort clients and about 2 million member families high-quality products and programs through offices in 26 cities in 16 countries.

ILG’s other business segment is Aston, formerly ResortQuest Hawaii, which traces its roots in lodging back nearly 60 years. Aston provides hotel and resort management and vacation rental services to vacationers and property owners across Hawaii, with a portfolio of more than 4,500 units in properties throughout the islands.

ILG is headquartered in Miami, Florida, and has over 2,500 employees worldwide.

More information about the company is available at www.iilg.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for or insolvency of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns, such as pandemics; changes in our senior management; regulatory changes; our ability to compete effectively; the effects of our significant indebtedness and our compliance with the terms thereof; adverse events or trends in key vacation destinations; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable laws, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue	$98,801	$103,184	$210,042	$219,121
Cost of sales	30,517	33,738	62,607	69,819
Gross profit	68,284	69,446	147,435	149,302
Selling and marketing expense	13,410	14,464	26,528	27,069
General and administrative expense	20,453	19,767	41,878	39,342
Amortization expense of intangibles	6,485	6,477	12,961	12,954
Depreciation expense	2,494	2,392	4,657	4,627
Operating income	25,442	26,346	61,411	65,310
Other income (expense):
Interest income	208	5,119	597	7,135
Interest expense	(9,470)	(53)	(18,935)	(113)
Other expense, net	(2,240)	(40)	(830)	(540)
Total other income (expense)	(11,502)	5,026	(19,168)	6,482
Earnings before income taxes and noncontrolling interest	13,940	31,372	42,243	71,792
Income tax provision	(5,337)	(11,881)	(16,804)	(27,485)
Net income	8,603	19,491	25,439	44,307
Net loss (income) attributable to noncontrolling interest	1	1	(1)	(7)
Net income attributable to common stockholders	$8,604	$19,492	$25,438	$44,300

Earnings per share attributable to common stockholders(1):
Basic	$0.15	$0.35	$0.45	$0.79
Diluted	$0.15	$0.35	$0.45	$0.79
Weighted average number of shares of common stock outstanding(1):
Basic	56,359	56,179	56,345	56,179
Diluted	56,861	56,179	56,716	56,179

Adjusted net income(2)	$9,862		$27,782
Adjusted earnings per share(2):
Basic	$0.17		$0.49
Diluted	$0.17		$0.49

(1) For the three and six months ended June 30, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire periods.

(2) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$149,932	$120,277
Deferred membership costs	14,889	13,816
Other current assets	77,465	73,128
Total current assets	242,286	207,221
Goodwill and intangible assets, net	632,192	644,880
Deferred membership costs	22,043	21,641
Other non-current assets	69,805	63,466
TOTAL ASSETS	$966,326	$937,208

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$12,421	$11,789
Deferred revenue	105,044	95,565
Current portion of long-term debt	5,000	15,000
Other current liabilities	65,504	75,090
Total current liabilities	187,969	197,444
Long-term debt, net of current portion	405,721	412,242
Deferred revenue	138,069	134,151
Other long-term liabilities	72,213	63,806
Redeemable noncontrolling interest	427	426
TOTAL STOCKHOLDERS’ EQUITY	161,927	129,139
TOTAL LIABILITIES AND EQUITY	$966,326	$937,208

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$25,439	$44,307
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	12,961	12,954
Amortization of debt issuance costs	1,401	—
Depreciation expense	4,657	4,627
Accretion of original issue discount	979	—
Non-cash compensation expense	4,196	3,093
Deferred income taxes	13,859	(459)
Changes in assets and liabilities	(15,087)	10,468
Net cash provided by operating activities	48,405	74,990
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	999
Changes in restricted cash	850	—
Transfers to IAC	—	(61,937)
Capital expenditures	(7,257)	(5,617)
Net cash used in investing activities	(6,407)	(66,555)
Cash flows from financing activities
Principal payments on term loan	(17,500)	—
Proceeds from the exercise of stock options	7	—
Release of deferred restricted stock units, net of withholding taxes	(430)	—
Vesting of restricted stock units, net of withholding taxes	(85)	—
Net cash used in financing activities	(18,008)	—
Effect of exchange rate changes on cash and cash equivalents	5,665	660
Net increase in cash and cash equivalents	29,655	9,095
Cash and cash equivalents at beginning of period	120,277	67,113
Cash and cash equivalents at end of period	$149,932	$76,208

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18,068	$—
Income taxes, net of refunds, including amounts paid in 2008 to IAC for ILG’s share of IAC’s consolidated tax liability	$20,026	$25,990

Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	% Change	2008	2009	% Change	2008
Interval
Total active members (000’s)	1,881	(5.7)%	1,995	1,881	(5.7)%	1,995
Average revenue per member	$43.95	4.4%	$42.08	$93.13	4.8%	$88.85

Aston
Available room nights (000’s)	394	(2.0)%	402	767	(3.9)%	798
RevPAR	$83.85	(23.7)%	$109.95	$97.41	(24.4)%	$128.78

Additional Data

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	% Change	2008	2009	% Change	2008
	(Dollars in thousands)			(Dollars in thousands)
Interval
Transaction revenue	$47,667	0.3%	$47,522	$106,312	1.2%	$105,070
Membership fee revenue	33,100	(2.8)%	34,058	66,121	(0.7)%	66,555
Ancillary member revenue	2,134	2.5%	2,081	4,320	2.5%	4,216
Total member revenue	82,901	(0.9)%	83,661	176,753	0.5%	175,841
Other revenue	3,996	(19.8)%	4,985	7,466	(22.5)%	9,639
Total revenue	$86,897	(2.0)%	$88,646	$184,219	(0.7)%	$185,480

Aston
Pass-through revenue	$7,065	(17.1)%	$8,521	$14,506	(19.8)%	$18,083
Management fee revenue	4,839	(19.6)%	6,017	11,317	(27.3)%	15,558
Total revenue	$11,904	(18.1)%	$14,538	$25,823	(23.2)%	$33,641
Aston gross margin	23.3%	5.4%	22.1%	26.7%	(6.3)%	28.5%
Aston gross margin without pass-through	57.4%	7.3%	53.5%	60.9%	(1.3)%	61.7%

Reconciliations of Non-GAAP Measures

	Six Months Ended June 30,
	2009	% Change	2008
	(Dollars in thousands)

Net cash provided by operating activities	$48,405	(35.5)%	$74,990
Less: Capital expenditures	(7,257)	29.2%	(5,617)
Free cash flow	$41,148	(40.7)%	$69,373

	Three Months Ended	Six Months Ended
	June 30, 2009	June 30, 2009
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$8,604	$25,438
Incremental non-cash compensation expense, net of tax	341	664
Incremental stand-alone and public company costs, net of tax	917	1,680
Adjusted net income	$9,862	$27,782
Adjusted earnings per share:
Basic	$0.17	$0.49
Diluted	$0.17	$0.49

	Three Months Ended June 30,
	2009			2008
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$37,156	$1,003	$38,159
Incremental stand-alone and public company costs	1,520	(33)	1,487
EBITDA	35,636	1,036	36,672	$35,802	$1,111	$36,913
Amortization expense of intangibles	5,249	1,236	6,485	5,241	1,236	6,477
Depreciation expense	2,293	201	2,494	2,221	171	2,392
Non-cash compensation expense	2,128	123	2,251	1,623	75	1,698
Operating income (loss)	$25,966	$(524)	25,442	$26,717	$(371)	26,346
Interest income			208			5,119
Interest expense			(9,470)			(53)
Other non-operating expense			(2,240)			(40)
Income tax provision			(5,337)			(11,881)
Net income			8,603			19,491
Net loss attributable to noncontrolling interest			1			1
Net income attributable to common stockholders			$8,604			$19,492

	Six Months Ended June 30,
	2009			2008
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$82,788	$3,228	$86,016
Incremental stand-alone and public company costs	2,896	(105)	2,791
EBITDA	79,892	3,333	83,225	$80,777	$5,207	$85,984
Amortization expense of intangibles	10,489	2,472	12,961	10,482	2,472	12,954
Depreciation expense	4,251	406	4,657	4,285	342	4,627
Non-cash compensation expense	3,955	241	4,196	2,943	150	3,093
Operating income	$61,197	$214	61,411	$63,067	$2,243	65,310
Interest income			597			7,135
Interest expense			(18,935)			(113)
Other non-operating expense			(830)			(540)
Income tax provision			(16,804)			(27,485)
Net income			25,439			44,307
Net income attributable to noncontrolling interest			(1)			(7)
Net income attributable to common stockholders			$25,438			$44,300

Glossary of Terms

Adjusted Diluted EPS - Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense and (8) stand-alone and public company expense. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income - Net income attributable to common stockholders, excluding incremental non-cash compensation expense and incremental stand-alone and public company costs, all net of tax.

Ancillary Member Revenue - Other member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available at Aston-managed vacation properties during the period.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

Constant Currency - Represents comparison eliminating the effects of foreign currency translation between periods.

EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with Aston’s management of the properties that are included in both revenue and cost of sales and that are passed on to the property owners without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period.

Total Active Members - Active members of Interval’s primary exchange network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue - Transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

CONTACT: Interval Leisure Group

Investor Contact:

Jennifer Klein Trager, Investor Relations

305-925-7302

Jennifer.Klein@iilg.com

Media Contact:

Christine Boesch, Corporate Communications

305-925-7267

Chris.Boesch@intervalintl.com